SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 7, 2016

XLI Technologies, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-55118	30-0785773
(State or other jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification Number)

6795 Edmond St., 3rd Floor

Las Vegas, NV 89118

Tel: 424-653-0120

(Address, including zip code, and telephone number, including area code,

of registrant's principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 7, 2016, XLI Technologies, Inc. (the "Company") entered into a distribution/marketing agreement (the "Agreement") with Bosch Technologies LLC ("Bosch"). Pursuant to the Agreement, the Company acquired the exclusive rights to distribute, market and resell Bosch's nanotechnology printed lightsheets, solar panels and batteries (collectively, the "Products") in 121 countries in the Caribbean, excluding Cuba (the "Territory"), and to incorporate such Products into the Company's existing or future products. The Company may also distribute, market or resell the Products outside of the Territory with Bosch's consent.

As compensation for the exclusivity rights, the Company granted Bosch a 5% royalty on all revenues earned by the Company from the distribution, marketing or resale of the Products and issued Bosch 4,700,000 shares of newly designated Series B Preferred Stock (the "Preferred Shares"). Bosch has informed the Company that it intends to transfer the Preferred Shares to Triton Solar LLC, from whom it initially acquired the rights to the Products.

The terms of the shares of Series B Preferred Stock are set forth in the Certificate of Designation of Series B Preferred Stock (the "Series B COD") filed with the Secretary of State of the State of Nevada on March 9, 2016. The Series B Preferred Stock, with respect to dividend rights and rights on liquidation, winding-up and dissolution, in each case ranks subordinate and junior to the Company's Series A Preferred Stock and all other securities of the Company issued or established after March 9, 2016 which, by their respective terms, are senior to the Series B Preferred Stock. The Series B Preferred Stock is senior to the Company's common stock and all other securities of the Company issued and established after March 9, 2016 that do not expressly provide that such securities rank on parity with or senior to the Series B Preferred Stock. The Preferred Shares have a liquidation preference of $10.00 per share and holders have the right to receive liquidation payments upon a change of control. The Company may at any time redeem all of the outstanding Preferred Shares for a cash payment of $10.00 per share. The Company is prohibited from effecting a conversion of the Preferred Shares to the extent that, as a result of such conversion, such investor would beneficially own more than 4.99% of the number of shares of common stock outstanding immediately after giving effect to the issuance of shares of common stock upon conversion of the Preferred Shares. The holders of Preferred Shares do not have voting rights except as required by law.

Each share of Series B Preferred Stock is convertible, at the option of the holder, at any time after six months from the date of issuance into common stock at a conversion price equal to the volume weighted average price per share for the ten trading days prior to the date of the written notice of conversion. The aggregate conversion amount is determined by multiplying the converted amount of Preferred Shares by the conversion price of each tranche converted. The aggregate conversion amount of the Preferred Shares when converted into shares of common stock shall be equal to or greater than $47,000,000 and upon the final conversion, if the aggregate conversion amount is less than $47,000,000, the holders shall be entitled to receive from the Company on a pro rata basis shares of common stock in an amount necessary so that the aggregate conversion amount is then equal to $47,000,000. The conversion price is subject to subject to adjustment for stock splits, stock dividends, recapitalizations, combinations, subdivisions or other similar events.

James Schramm, our Chief Executive Officer, beneficially owns 20% of the outstanding capital stock of Bosch.

The foregoing descriptions of the Agreement and the Series B Preferred Stock are not complete and are qualified in their entireties by reference to the full text of the Agreement and the Series B COD, copies of which are filed as Exhibit 10.1 and 3.1, respectively, to this report and are incorporated by reference herein.

Item 3.02 Unregistered Sales of Equity Securities.

On March 9, 2016, the Company issued the Preferred Shares. The details of this issuance are described in Item 1.01, which is incorporated by reference, in its entirety, into this Item 3.02. The Preferred Shares have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or the securities laws of any state, and were offered and issued in reliance on the exemption from registration under the Securities Act, afforded by Section 4(a)(2).

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On March 9, 2016, the Company filed the Series B COD with the Nevada Secretary of State. Reference is made to the disclosure set forth under Item 1.01 above, which is incorporated by reference, in its entirety, into this Item 5.03.

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Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

3.1	Certificate of Designation of Series B Convertible Preferred Stock

10.1	Distribution/Marketing Agreement dated March 7, 2016

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XLI Technologies, Inc.

Date: March 10, 2016	By:	/s/ James Schramm
James Schramm
Chief Executive Officer

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